Exhibit 99.1
FOR RELEASE: May 6, 2011
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS RECORD EARNINGS FOR THE FIRST QUARTER OF
COMPANY’S 125th YEAR OF OPERATION
Revenue up 7 percent; earnings up 41 percent Earnings positively affected by tax incentives on capital spending
BRYN MAWR, PA, May 6, 2011 — Aqua America, Inc. (NYSE: WTR) today reported record results for the quarter ending March 31, 2011. For the quarter, revenues totaled $171.3 million compared to $160.5 million in the same period of 2010, an increase of 6.7 percent.
The company reported first quarter net income of $30.4 million compared to $21.5 million in the same quarter of 2010, an increase of 41 percent. Earnings per diluted share for the quarter were $0.22 compared to $0.16 for the 2010 first quarter, on one percent more shares outstanding. The net income and earnings per share results were positively affected by a net state income tax benefit of $4.3 million associated with 100 percent bonus depreciation on the company’s capital spending in Pennsylvania, which the company expects will continue to positively impact earnings throughout 2011.
Income before the effect of the net state income tax benefits associated with 100 percent bonus depreciation (a non-GAAP financial measure) increased substantially to $26.0 million, or 21 percent higher than the first quarter 2010 earnings. The corresponding earnings per diluted share was $0.19, versus $0.16 in the same period of 2010. First quarter net income and cash generation were positively impacted by the net state tax benefits of $4.3 million that arose in 2011 from the 100 percent bonus depreciation for the period of September 2010 to March 2011 and results from the regulatory treatment afforded to such items. A reconciliation of non-GAAP to GAAP financial measures is provided in the accompanying financial tables.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “The strong financial results this quarter reflect management’s focus on investing for growth and environmental improvements, while diligently working to control operating costs. Even without the state bonus depreciation recognition, first quarter adjusted earnings are very strong and a record first quarter for the company. Additionally, the bonus depreciation for federal and state tax purposes provides Aqua additional internal cash, which we plan to invest in our infrastructure — in line with the intent of these governmental tax policies.”

On May 2, 2011, the Board of Directors declared a quarterly cash dividend payment of $0.155 per share payable on June 1, 2011 to all shareholders of record on May 17, 2011. The June dividend payment reflects the 6.9 percent increase announced in August 2010 and is the 20th dividend increase in the last 19 years. Aqua has paid a consecutive quarterly dividend for more than 65 years.
During the first quarter, operations and maintenance expenses decreased 0.4 percent to $67.3 million, compared to $67.6 million in the same period of 2010. Operating expenses for the quarter were positively affected by a gain of $2.5 million resulting from the sale of the company’s Lake Conroe utility system in Texas under the company’s pruning strategy. DeBenedictis added, “I am pleased with the efforts of Aqua America’s management team to control operating costs in the first quarter of 2011. They continue to focus on limiting expense growth and expect to continue to improve the operations and maintenance expense-to-revenue ratio, which at 39 percent this quarter compares favorably to our 42 percent during the first quarter of 2010. Even without the gain from the system sale, the operations and maintenance expense to revenue ratio would have been a very favorable first quarter comparison.”
During the first quarter of 2011, the company invested $60.3 million in infrastructure improvements as part of its capital investment program, and expects to invest more than $300 million for utility system improvements for its customers throughout 2011. “Our current capital expenditures remain focused on pipe replacement projects to improve service reliability and plant upgrades to enhance water quality for customers. We understand that our capital investment program is an important component of our company’s sustainability. It has allowed us to provide quality drinking water, meet stringent environmental standards, and provide reliable service to an increasing number of customers over our 125 years in service,” said DeBenedictis.
In April, Aqua Pennsylvania received the Water Resource Association’s Business and Industry Award for various utility accomplishments including the on-line publication of its first Sustainability Report; the installation of a one megawatt solar farm at its Ingram’s Mill water treatment plant; its leadership position in replacing aging distribution system infrastructure; the development of an award-winning Asset Information Management System to track its infrastructure and prioritize water main replacement; and the consistent reduction of its fuel usage and emissions over the last three years.
DeBenedictis said, “As part of our efforts to be environmental stewards, we continue to look for innovative opportunities to invest capital in ways that benefit the environment, our customers and our shareholders. In 2011, we plan to construct three additional solar plants that are projected to produce more than two thousand kilowatts of electricity, representing a savings of $300,000 annually at today’s rates. As we celebrate our 125th anniversary, we hold true to the operational goals that our predecessors had for the environment and public health.”
As of March 31, 2011, Aqua America borrowed under its credit lines at interest rates of less than 1 percent and had $88 million in available capacity; its average weighted cost of fixed-rate long-term debt was 5.35 percent. The company’s largest subsidiary, Aqua Pennsylvania, also had its A+ credit rating reaffirmed by Standard and Poor’s. DeBenedictis said, “Due to favorable cash flows the company expects to slow down long-term borrowing while maintaining its capital program.”
To date in 2011, the company has received rate awards in Indiana and Ohio, and infrastructure surcharges in various states estimated to increase annualized revenues by approximately $11.5 million. The company has $26 million of rate cases pending before seven state regulatory bodies, including statewide rate cases in North Carolina, Florida, and Illinois. Additionally, the company expects to seek rate relief by filing cases in seven states later in 2011 that are expected to impact 2012 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since Aqua’s previous rate filings. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

The company’s conference call with financial analysts will take place on Friday, May 6, 2011 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 6, 2011 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 9315380). For international callers, dial 719.457.0820 (pass code 9315380).
Aqua America, Inc. is a U.S.-based publicly traded water and wastewater utility holding company, serving approximately 3 million people in Pennsylvania, New York, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the continued impact of state tax benefit associated with bonus depreciation on financial results throughout 2011, the expected recovery of a return on the company’s capital investments, the projected additional cash generated from the federal and state tax benefit from bonus depreciation, the expected improvement in the operations and maintenance expense to revenue ratio, the amount of capital spending by the company planned for 2011 and the expected benefits from those expenditures, the planned construction of, and expected electricity cost savings from three additional solar plants, the company’s ability to access the capital markets, the impact of pending rate cases, and the company’s plans to file future rate increases and the timing of the impact of such cases. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2011	2010

Operating revenues	$171,324	$160,517

Net income attributable to common shareholders	$30,351	$21,511

Basic net income per common share	$0.22	$0.16
Diluted net income per common share	$0.22	$0.16

Basic average common shares outstanding	137,825	136,509
Diluted average common shares outstanding	138,384	136,800

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2011	2010

Operating revenues	$171,324	$160,517

Cost & expenses:
Operations and maintenance	67,325	67,601
Depreciation	27,293	26,200
Amortization	1,956	3,172
Taxes other than income taxes	13,765	12,860

Total	110,339	109,833

Operating income	60,985	50,684

Other expense (income):
Interest expense, net	19,943	18,430
Allowance for funds used during construction	(1,977)	(1,541)
Gain on sale of other assets	(121)	(1,929)

Income before income taxes	43,140	35,724
Provision for income taxes	12,789	14,213

Net income attributable to common shareholders	$30,351	$21,511

Net income attributable to common shareholders	$30,351	$21,511
Other comprehensive income, net of tax:
Unrealized holding gain on investments	4	902
Reclassification adjustment for gain reported in net income	(2)	(1,330)

Comprehensive income	$30,353	$21,083

Net income per common share:
Basic	$0.22	$0.16
Diluted	$0.22	$0.16

Average common shares outstanding:
Basic	137,825	136,509

Diluted	138,384	136,800

Aqua America, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measure
(In thousands, except per share amounts)
(Unaudited)
This press release includes a presentation of “income before net state income tax benefit associated with 100 percent bonus depreciation” and “diluted income per common share before net state income tax benefit associated with 100 percent bonus depreciation” (net state income tax benefit associated with 100 percent bonus depreciation is referred to herein as the “special item”). These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.
The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance excluding the special item, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results and to assess the underlying profitability of our core business. As currently enacted, 100 percent bonus depreciation is in effect for qualifying capital additions placed in service from September 8, 2010 through December 31, 2011.
The reconciliation of the non-GAAP financial measures to the comparable U.S. GAAP results provided for each period are presented below:

	Quarter Ended
	March 31,
	2011	2010

Net income attributable to common shareholders (GAAP financial measure)	$30,351	$21,511
Less: Net state income tax benefit associated with 100% bonus depreciation	4,328	—

Income attributable to common shareholders before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$26,023	$21,511

Net income per common share (GAAP financial measure):
Basic	$0.22	$0.16
Diluted	$0.22	$0.16

Income per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.19	$0.16
Diluted	$0.19	$0.16

Average common shares outstanding:
Basic	137,825	136,509

Diluted	138,384	136,800

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2011	2010

Net property, plant and equipment	$3,496,803	$3,467,800
Current assets	156,893	146,877
Regulatory assets and other assets	458,630	457,789

	$4,112,326	$4,072,466

Total equity	$1,192,692	$1,174,826
Long-term debt, excluding current portion	1,530,092	1,531,976
Current portion of long-term debt and loans payable	120,345	118,081
Other current liabilities	88,949	105,634
Deferred credits and other liabilities	1,180,248	1,141,949

	$4,112,326	$4,072,466